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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Crook                              Neil                  A
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                UL Cybernetyki 17
--------------------------------------------------------------------------------
                                    (Street)

   Warsaw                            Poland
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Central European Distribution Corp. "CEDC"

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     12/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                                       CFO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                           4.                              5.             Owner-
                                                           Securities Acquired (A) or      Amount of      ship
                                              3.           Disposed of (D)                 Securities     Form:        7.
                                              Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct       Nature of
                                2.            Code         ------------------------------- Owned at End   (D) or       Indirect
1.                              Transaction   (Instr. 8)                   (A)             of Month       Indirect     Beneficial
Title of Security               Date          ------------     Amount      or     Price    (Instr. 3      (I)          Ownership
(Instr. 3)                      (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

 CEDC Common Stock              12/18/2000                     2,500       A       2.00       7,500        D
------------------------------------------------------------------------------------------------------------------------------------
 CEDC Common Stock              12/19/2000                     2,500       A       1.88      10,000        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Explanation of Responses:


              /s/ NEIL CROOK                                     01/09/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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